Exhibit 24 – Power of Attorney POWER OF ATTORNEY I, Todd M. Ricketts, appoint each of P. Blake Allen, Kristopher R. Tate, and Jeffrey E. Salvesen of The Charles Schwab Corporation (the “Company”), signing singly, as my attorney-in-fact to: (1) Execute on my behalf and in my capacity as an officer and/or director of the Company, Forms 3, 4 and 5 (each, a “Form” and together, the “Forms”) in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder (2) Perform any and all acts on my behalf that may be necessary or desirable to prepare and execute any Form and timely file or submit such Form with the United States Securities and Exchange Commission and any stock exchange or similar authority; (3) Obtain, as my representative and on my behalf, information regarding transactions in the Company’s equity securities from any third party, including the Company and any brokers, dealers, employee benefit plan administrators and trustee, and I authorize any such third party to release any such information to such attorney-in-fact; and (4) Take any other action in connection with the foregoing that, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by me, it being understood that the documents executed by such attorney-in-fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his or her discretion. I grant to each such attorney-in-fact full power and authority to do and perform any act necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if personally present. I ratify and confirm all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do by the rights and powers granted by this Power of Attorney. Each attorney-in-fact shall have full power of substitution or revocation. I acknowledge that these attorneys-in-fact, in serving in such capacity at my request, are not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Exchange Act, or any associated liability, or any of my liability for disgorgement of profits under Section 16(b) of the Exchange Act. This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms with respect to my holdings of and transactions in securities issued by the Company, unless (i) I earlier revoke it in a signed writing delivered to the Office of the Corporate Secretary of the Company, or (ii) with respect to each individual attorney-in-fact, upon their retirement or termination of employment with the Company. This Power of Attorney revokes all previous powers of attorney with respect to the subject matter of this Power of Attorney. IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney. Dated: January 24, 2024 /s/ Todd M. Ricketts Name: Todd M. Ricketts